Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Bre Whalen, Breana.Whalen@navistar.com, 331-332-3056
Darren McDermott DMcDermott@brunswickgroup.com 917-345-3621
Investor contact:	Marty Ketelaar, Marty.Ketelaar@navistar.com, 331-332-2706
Web site:	www.Navistar.com

NAVISTAR BOARD OF DIRECTORS ISSUES RESPONSE TO LETTER FROM TRATON

LISLE, ILL. – October 16, 2020 – Navistar International Corporation (NYSE: NAV) issued a response from its Board of Directors to the letter it received from TRATON SE on October 14.

Following discussions between Navistar and TRATON, Navistar’s Board of Directors confirmed that it would be prepared to move forward with a transaction in which TRATON would acquire Navistar for $44.50 per share in cash. In a letter to TRATON, Navistar’s Board asked TRATON to confirm that a price of $44.50 per share is a basis for finalization of definitive agreements. Navistar’s Board confirmed that an offer of $44.50 per share has the support of Navistar’s two largest shareholders.

The full content of the letter submitted to TRATON is attached.

JP Morgan and PJT Partners are acting as Navistar’s financial advisors. Sullivan & Cromwell LLP is providing legal counsel. Brunswick is providing communication counsel.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statements

Information provided and statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release and Navistar International Corporation (the “Company”) assumes no obligation to update the information disclosed. These forward looking statements include information regarding a potential transaction. These statements regarding the proposal are not guarantees of performance or results and are subject to a variety of known and unknown risks, uncertainties, assumptions and other factors that are difficult to predict and many of which are beyond the control of the management team of the Company, and those risks and uncertainties include, but are not limited to, whether a definitive agreement can be reached with respect to a transaction and whether any transaction will be consummated at all or within any particular timeframe. An extensive list of factors that can affect future results of the Company are set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2019. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

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Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com	Troy A. Clarke Executive Chairman

October 16, 2020

Matthias Gründler

TRATON, SE

Dachauer Strasse 641

80995 Munich

Germany

Dear Matthias,

Walter and I enjoyed speaking with you yesterday. I have now had an opportunity to review our conversation with the Navistar Board. Consistent with our conversations and your separate conversations with our two largest shareholders, the Navistar Board has asked me to confirm to you that it would be prepared to move forward with a transaction in which TRATON would acquire Navistar for US$44.50 per share in cash. Please confirm that a price of US$44.50 per share in cash is a basis for finalization of the definitive agreements and that you will promptly make a public announcement of the extension of your previously announced expiration of your offer to acquire Navistar to a date and time mutually agreed upon in order to proceed with the finalization of the definitive agreements for a transaction at US$44.50 per share in cash. An acquisition of Navistar by TRATON for US$44.50 per share has the support of both Icahn and MHR in their capacity as shareholders of Navistar.

Nothing in this letter will be construed as a binding and enforceable commitment. A binding and enforceable commitment with respect to the acquisition of Navistar by TRATON will result only from the execution of a definitive written agreement approved by the Board of Navistar.

Sincerely,

/s/ Troy A. Clarke
Troy A. Clarke